EXHIBIT 10.20

COAL SUPPLY AGREEMENT
BETWEEN
WILLIAMS BULK TRANSFER INC. ("WBT")
AND
LINCOLNWAY ENERGY, LLC ("LWE")

This Coal Supply Agreement ("Agreement"), made and entered into this _1st__ day of January, 2013, is by and between Williams Bulk Transfer, Inc., with offices in Williams, Iowa ("WBT"), and Lincolnway Energy, LLC, with offices in Nevada, Iowa ("LWE").

IN CONSIDERATION OF the following terms and mutual promises set forth herein, WBT agrees to deliver Coal (defined in Section 3) to LWE's ethanol production facility near Nevada, Iowa ("Plant"), and LWE agrees to purchase and accept delivery of such Coal at the price and on the terms and conditions stated in this Agreement.

1.	TERM

This Agreement shall commence January 1, 2013 and expire after December 31, 2014 ("Term").

2.     QUANTITY

WBT shall provide LWE with up to 105,000 Tons of Coal in 2013, and 80,000 Tons of Coal in 2014 at a price equal to the Coal and Transportation Price for Coal and any subsequent price adjustments (see Sections 5, 6 and 7) for the Term of this Agreement.

If LWE fails to purchase at least 28,000 Tons of Coal in calendar year 2013 or at least 28,000 Tons of Coal for calendar year 2014 ("Minimum Quantity Requirements"), LWE shall pay WBT (i) 40% of the then current delivered cost per Ton of Coal multiplied by the difference between the Minimum Quantity Requirement and the actual Tons of Coal purchased by LWE for the respective calendar year, less (ii) any amounts WBT recovers by mitigating its damages. Such payment shall be due to WBT no later thirty (30) days of the applicable calendar year ending.

3.	SOURCE AND COAL

"Coal" shall mean a Sub-bituminous coal with a Standard Transportation Commodity Code (STCC) as published in STCC-6001 (series), starting with the digits 11-21 (series). Coal shall not include beneficiated, enhanced, or synthetic coal; provided, however, coal treated with additives used exclusively for dust control or to reduce freezing shall not be considered "enhanced".

"Source" shall mean the Powder River Coal Company's North Antelope/Rochelle complex located in Campbell or Converse County, Wyoming. Source Coal shall comply with the specifications set forth in Section 9 herein.

4.    TRANSPORTATION PRICE

"Transportation Price" shall consist of the following components: (i) the cost of transloading Coal at WBT (ii) the cost of transporting the Coal from the Source to WBT via Burlington Northern Santa Fe Railroad ("BNSF") and Canadian National Railroad ("CN") (iii) the cost of transporting the Coal from WBT to the Plant via motor transportation. On January 1, 2013, LWE's Transportation Price for Coal shall be $* per Ton. This Transportation Price is subject to various price adjustments as contained in Section 5 ("Transportation Price Adjustments").

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.
E-2

5.     TRANSPORTATION PRICE ADJUSTMENTS

A.
Beginning April 1, 2013, and each July 1, October 1, January 1 and April 1 thereafter, the Transportation Price will be adjusted by 100% of the percentage change since the previous adjustment in the Rail Cost Adjustment Factor, Unadjusted for Productivity ("RCAFU"), as approved by the Surface Transportation Board pursuant to Ex Parte No.290 (Sub-No.5) ("Adjusted Rates" or "Adjusted Charges"). In no case shall the Adjusted Rates or Adjusted Charges fall below the level of the initial Transportation Price.

B.
A "Fuel Surcharge" shall apply to the Transportation Price. For every * per gallon above $* per gallon the published average price of diesel fuel is, the Transportation Price in this Agreement shall be increased by * cents per ton. The Transportation Price shall be adjusted once each month for fuel. The governing index shall be the Energy Information Administration's average price in cents per gallon for Retail On-Highway Diesel Fuel for the US. Diesel price information is available by calling the Energy Information Administration's Diesel Fuel Motor & Gasoline Hotline at (202) 568-6966 or the Administration's web page at www.eia.doe.gov.

The Transportation Price shall be adjusted each month for fuel. The Fuel Surcharge for a given month will be determined on the first of the prior month using the average weekly price of Retail On-Highway Diesel Fuel for the second month prior. The surcharge amount shall be rounded to the nearest whole cent. For example, if the average published price per gallon in September is $*, the November Price in this Agreement shall increase to $* per ton.

$* - $* = $* and $* x *= $*

This Fuel Surcharge program is based, in part, on the mileage based coal fuel surcharge program used by BNSF Railway as of October 1, 2012, as seen in BNSF Rules Book 6100-series, Item 3383.

C.
LWE and WBT acknowledge that WBT's performance under this Agreement depends on WBT's rail carriers and trucking companies ("Subcontractors") for each of their services. WBT shall notify LWE in writing if, during the term of this Agreement, WBT's Subcontractors change their rates or ancillary charges (such as fuel surcharge tables or coal dust compliance laws), or experience an event beyond the reasonable control of WBT that increases or decreases WBT's costs of transportation and delivery pursuant to this Agreement. In that event, the Parties may either negotiate a mutually agreeable Transportation Price or WBT may terminate this Agreement with a 120 day prior written notice. If the Parties elect to negotiate a mutually agreeable Transportation Price, then both Parties agree to negotiate in good faith to increase or decrease the Transportation Price to equitably reflect the impact on WBT's underlying cost resulting solely from a change in Subcontractor's rates or ancillary charges.

6.    COAL PRICE

The "Coal Price" per calendar year shall be as follows based on a heat content of 8,750 Btu's per pound and subject to the Coal Price Adjustments in Section 7:

2013        $* per ton
2014        $* per ton

__________________________________
*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

7.    COAL PRICE ADJUSTMENTS

Coal Prices are subject to adjustments for changes in laws and regulations enacted and in force or expiring during the Term of this Agreement that change Source's cost of producing, selling, loading, or shipping Coal during the Term of this Agreement. Such adjustments to the Coal Price because of changes in laws or regulations shall be added to or subtracted from the Coal Price on a direct pass-through basis. Subject to the foregoing, the Coal Prices stated in Section 6 include reimbursement to Source of all environmental, land restoration and regulatory costs, including without limitation any reclamation costs required under applicable federal, state or local law in effect as of November 11, 2012. The Coal Price shall also be subject to BTU and SO2 adjustments as set forth herein.

The federal statute (30 U.S.C. Section 1232) that provides for collection of the Federal Reclamation Fee for Abandoned Mine Lands ("AML") expired on June 30, 2005, except that portion of the statute that provided for collection of fees to be transferred to the United Mine Workers of America Combined Benefit Fund. Notwithstanding anything contained herein to the contrary, this partial expiration of the statute and any change in regulations to implement it will have no effect on the Coal Price purchased and sold pursuant to this Agreement. If the federal government makes additional changes in the AML fees, beyond those now scheduled to take effect, those changes shall be passed through to the Coal Price purchased and sold pursuant to this Agreement only to the extent that they cause the AML fee to exceed $0.350 per ton.

Coal Price Adjustment. The Coal Price set forth in Section 6 shall be increased or decreased for each percentage point of change, or proportionately for fractional parts of a percentage point of change, to reflect changes in the following indices. The Coal Price will be allocated per the index weights detailed below. Changes shall become effective semi-annually as of January 1 and July 1 of each year, beginning July 1, 2013, and shall be based upon the preliminary indices for November of the prior year and May of the current year, respectively. The Gross Domestic Product-Implicit Price Deflator (GDP-IPD) shall be based on the second estimate indices for the third quarter of the prior year, and first quarter of the current year, respectively. The Prime Rate index shall be based on the Prime Rate on the 15th day of December and June, respectively. The index base and base amounts shall be the following:

	Index Weight	Index Base
CPI (W) Urban Wage Earners and Clerical Workers-All Items cwur0000sa0*	30%	228.184	September 2012
PPI Industrial Commodities - Less Fuel & Pwr wpu03t15m05 **	32%	193.7	Preliminary September 2012
#2 Diesel Fuel wpu057303 **	8%	341.7	Preliminary September 2012
GDP-IPD ***	15%	115.860	Q3 2012 Advance Estimate
Prime Rate ****	15%	3.25	October 15, 2012

* U.S. Department of Labor, Bureau of Labor Statistics, Not Seasonally Adjusted, 1982-84 = 100% basis

**U.S. Department of Labor, Bureau of Labor Statistics, Not Seasonally Adjusted, 1982 = 100% basis, preliminary basis

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

***U.S. Department of Commerce, Bureau of Economic Analysis, Price Indexes for Gross Domestic Product – Implicit Price Deflator / Table 6 / Seasonally Adjusted,
2005 = 100% basis, second estimate release

****Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the fifteenth (15th) day of December and June or the first business day thereafter

The impact of the semi-annual adjustments, on a net basis, as weighted above shall not impact the Coal Price until they exceed an Embedded Adjustment Deadband, on a semi-annual basis, as follows:

EMBEDDED ADJUSTMENT DEADBAND

Adjustment Date         Quarterly        Cumulative
Increase         Increase

Jul 1, 2013            $ *            $ *
Jan 1, 2014            $ *            $ *
Jul 1, 2014            $ *            $ *

Notwithstanding anything contained herein to the contrary, in no event shall the Coal Price for a calendar year as adjusted pursuant to this Agreement at any time be less than the original Coal Price stated in Section 6, by calendar year, as set forth above.

If the basis for any of the index numbers is changed, said index shall be adjusted to take into account such changed basis. In the event any designated index is discontinued or altered, becomes unavailable, or is no longer applicable, the Parties shall undertake to agree on a substitute index or a substitute method of cost adjustment which most closely matches the economic structure of the discontinued or altered index. If the Parties fail to reach agreement on the substitute index or method within 90 days, then the substitute index or substitute method of cost adjustment shall be submitted to arbitration and resolved. The values to perform the calculations set forth in this section shall be rounded to three decimal places.

A hypothetical Coal Price adjustment escalation` for illustration purposes only is attached hereto as Exhibit B.

Adjustments for BTU and Sulfur Dioxide. The Coal Price delivered during a calendar month shall also be adjusted for variations in calorific value and sulfur dioxide. Adjustments shall be added to or subtracted from, as the case may be, the Coal Price determined in accordance with Section 6 and 7 hereof. The adjustments shall be calculated as follows:

Btu Adjustment Per Ton = ( P + $10.00 ) x ( AR - BB )
                      BB
Where:

P	= The Price of Coal per ton delivered during the month per Section 6,

AR	= The monthly weighted average "As-Received" Btu's per pound of the respective Coal delivered to LWE; and,

BB	= The Base Btu's per pound of the respective Coal delivered to LWE during the month; the BB value = [8,750]

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

SO2 Adjustment Per Ton= ((BSD-ARSD)* (Monthly SO2 value/2000)) * 17.6

Where:
Monthly SO2 value = The simple arithmetic average of all S02 allowance prices published in Air Daily for the applicable month.

ARSD =	The monthly weighted average "As-Received Sulfur Dioxide" expressed in pounds per million BTU of the respective Coal delivered to LWE; and,

BSD	= The Base Sulfur Dioxide per pound of the respective Coal expressed in pounds per million BTU during the month. BSD = .52

8.    COAL ANALYSIS

The Coal Analysis shall be determined by representative samples of each train which shall be taken at the Source in accordance with ASTM Standard D2234, employing increment collection method, Classification I‑B‑1. Samples shall be analyzed in conformance with current ASTM standards by Source's independent contractor. The contractor shall perform a short proximate and sodium analysis on one sample split from each trainload on an "as received" basis in accordance with ASTM standards. WBT shall provide LWE with these results as reasonably requested.

LWE may perform, at its discretion, its own analysis of the calorific value and sulfur dioxide content of the Coal. The Coal Analysis shall be performed and analyzed pursuant to the same procedures and standards as at the Source. If the results from LWE's testing conflict with the results provided by WBT, then LWE may require that the same analysis be performed by a third contractor the identity of which the parties shall mutually agree upon in good faith and without unreasonable delay. The third party may consider the data and conclusions from the first two analyses when reaching its own independent results. The results of the third party's analysis shall determine the quality of the subject Coal. If the third party determines that its results are substantially similar to the results provided by WBT, then LWE shall be responsible for all costs associated with performing the third analysis. However, if the third party determines that its results are not substantially similar to the results provided by WBT, then (i) WBT shall be responsible for all cost associated with performing the third analysis, and (ii) the Coal Price for all of the Coal delivered to LWE in the train containing the subject Coal shall be adjusted for the variations in calorific value and sulfur dioxide in accordance with Section 7 and any other significant diminutions in value.

9.    COAL QUALITY

Exhibit A, which is incorporated herein by this reference, identifies the Coal Quality Specifications for the Coal from the Source. WBT represents and warrants that all Coal will meet those initial
Coal Quality Specifications.

10.     METHOD OF PAYMENT

WBT shall invoice LWE at the then current combined Coal Price and Transportation Price when Coal is delivered to the Plant, and calculated based on the outbound certified scale weights at WBT. Such invoices shall occur at least twice monthly as agreed between WBT and LWE.

LWE shall pay WBT within ten (10) days after LWE's receipt of such invoices. Late payments shall carry a delinquent charge of one and one-half percent (1.5%) of the amount invoiced per month with interest accruing the day after the due date.
*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

11.    REMEDY AND LIMITATIONS OF LIABILITY

LWE's sole and exclusive remedy for breach of the Agreement by WBT shall be damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, EXTRAORDINARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF POWER SYSTEM OR OTHER SYSTEMS, COST OF CAPITAL, COST OF PURCHASED OR REPLACEMENT POWER, OR FUEL COST DIFFERENTIAL.

Notwithstanding the foregoing, the sum total liability of WBT to LWE with respect to this Agreement, or anything done in connection therewith, such as the performance or breach thereof, whether in contract, in tort (including negligence) under any warranty or otherwise, shall not exceed the total amount of fees for Coal paid by LWE to WBT under this Agreement..

12.     INDEMNIFICATION

LWE agrees to assume all risk of loss and to defend, indemnify and hold WBT, its officers, directors, employees, agents and representatives harmless from and against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character and for all injuries or damage of any type to any person or property, including, without limitation, (a) breach of this Agreement or any covenant or warranty herein; (b) violation of any, law regulation, or permit; (c) injuries or damage of third parties or employees of both parties and damages to LWE'S property, the Plant, or LWE's equipment or facilities, occasioned wholly or in part as a result of LWE's acts or omissions, negligence or willful misconduct, (or those of its employees, contractors, agents and assigns); and (d) in any way related to the burning of Coal purchased under this Agreement or relating to pollution, contamination or adverse effects on the environment, due to, but not limited to, the disposal, discharge, escape, dispersal, release or saturation of smoke, vapors, soot, fumes, acids, alkalies, toxic chemicals, liquids, gases, or hazardous substances as defined under 455B of the Code of Iowa, into the atmosphere, or on, onto, in or into the surface or subsurface soil, ground water, or surface waters; except, in each case, to the extent caused solely by any act or omission by WBT.

13.     COMMUNICATION BETWEEN THE PARTIES

All communications related to this Agreement shall be to the persons listed below or to such other persons as the parties may specify in writing:

CEO & President            President
Lincolnway Energy, LLC            Williams Bulk Transfer, Inc.
59511 W. Lincoln Highway        2330 12th Street SW
Nevada, Iowa 50201            Cedar Rapids, Iowa 52404

Any notice, request, or demand pertaining to this Agreement shall be delivered by mail, messenger, telephone, telegraph, facsimile, electronic mail or verbally to such agent of the party being notified as may be appropriate, and if given by telephone, telegraph or through other or verbal communications, said communications shall be confirmed in writing within thirty (30) days.

14.    NO THIRD PARTY BENEFICIARIES

Nothing in this Agreement is intended to confer, nor shall it be asserted or construed as conferring, any rights or benefits upon any other person or entity not a party to this Agreement, including, but not limited to, any such rights or benefits which may be asserted by any person or entity as a purported third party beneficiary.
*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

15.	FORCE MAJEURE

It is understood that unavoidable delays may result from causes which are reasonably beyond the control of the parties, including, but not limited to, the following: acts of providence, floods, fortuitous events, unavoidable accidents, riots, acts of terror, strikes, lockouts, and any other unforeseen act beyond the reasonable control of either party, and not due to either party's negligence, which interferes with the production, loading, transportation, unloading, or consumption of the Coal ("Force Majeure"). Notwithstanding the foregoing, LWE understands and agrees that a Force Majeure event shall include the occurrence or declaration of force majeure under any other arrangement entered into by WBT related to the procurement, transport. Delivery, or supply of Coal, including, but not limited to an occurrence or declaration by or to the Source, Burlington Northern and Santa Fe Railway Company, Canadian National Railroad, Williams Bulk Transfer, or Ben Shinn Trucking, (as the entity transporting Coal from WBT to the Plant via motor transportation), as limited by the definition of such term under WBT's agreement with the party related to such force majeure. Should the progress of the delivery of Coal be delayed at any time for such causes, the affected party shall at once notify the other party in writing of the occurrence. If because of Force Majeure either LWE or WBT is unable to carry out its obligations under this Agreement, except obligations to pay or expend money for Coal already delivered, then the obligations of such party shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided such Force Majeure is removed, remedied and/or damages there from mitigated through good faith and reasonable efforts insofar as possible and economically practicable with all reasonable dispatch and further provided, that such party shall not be excused from tendering partial performance if the same is possible.

Notwithstanding the foregoing, it is agreed that neither party shall be required to settle, resolve or interfere in a strike or lock-out. Any deficiency in Coal Tonnage to be delivered under this Agreement caused by Force Majeure shall be made up by mutual consent of LWE and WBT.

16.	ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties, but shall not be assigned without the written consent of the other, which consent shall not be unreasonably withheld.

17.	INDEPENDENT TERMS

Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles.

18.	DISPUTES AND GOVERNING LAW
Any claims, disputes or other controversies arising out of, or relating to, this Agreement shall initially be submitted to senior officials from each LWE and WBT for resolution by mutual agreement between the parties. Any mutual determination by the senior officials shall be final and binding upon the parties.

Should the senior officials fail to arrive at a mutual decision as to the controversy within thirty (30) calendar days, then such controversy shall be submitted to a third party mediator, such mediation to be administered in accordance with the procedures established by the American Arbitration Association ("AAA") under its Commercial Mediation Rules.

LWE and WBT shall share equally the compensation and expenses of the mediator as well as all fees and expenses imposed associated with transcripts, hearing room rentals, filing fees and administrative costs. LWE and WBT shall be responsible for their own costs and legal fees, if any.
*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

Should mediation not resolve the matter within thirty (30) days of submission to mediation, either party may litigate the controversy in either the state or federal court located in Cedar Rapids, Iowa. This Agreement shall be governed by the laws of the state of Iowa.

19.	INDEPENDENT CONTRACTOR

The relationship of LWE to the WBT shall be that of a provider of Coal acting as an independent contractor for purposes of this Agreement.

20.	CONTRACT DOCUMENTS

This Agreement constitutes the entire understanding between the parties making all other representations null and void.

21.	CONFIDENTIALITY OF AGREEMENT

LWE and WBT consider this document and its content to be proprietary. The parties agree to exert the same efforts to prevent or limit disclosure as it would on behalf of similar proprietary information of their own. The parties agree to make reasonable efforts to prevent or limit disclosure, and, where disclosure is permitted herein or required by law, to limit the extent of inspection of this Agreement by third parties to the extent possible. The parties also agree to notify the other of any intended disclosure at the earliest opportunity. Notwithstanding the foregoing, WBT may disclose the terms of this Agreement to the Source, the Burlington Northern and Santa Fe Railway Company, Canadian National Railroad, and / or Ben Shinn Trucking or their successors and assigns and either party may disclose the terms of this Agreement in order to comply with any applicable law, order, regulation, or rule and to the extent necessary for the enforcement of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in their respective corporate names as of the date first above written.

WILLIAMS BULK TRANSFER INC.            LINCOLNWAY ENERGY, LLC

BY: /s/ Kevin P. Burke                    BY: /s/ Kim Supercynski

ITS: President                        ITS: CFO

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT A

COAL QUALITY SPECIFICATIONS

North Antelope Rochelle Mine ("NARM")

Typical Monthly Weighted Average, As-Received Basis, from NARM
Gross Calorific Value, Btu/lb	8,750
Moisture, %	27.60
Ash, %	4.5
Sulfur Dioxide, lb/MMBtu	0.52
Fines	27%

REJECT QUALITY on a Trainload, as-received basis from NARM
Btu/lb	Less than 8,500 Btu/lb
Moisture, %	Greater than 32%
Ash, %	Greater than 6.5%
Sulfur Dioxide, lb/MMBTU	Greater than 1.2 lb/MMBtu
Fines (<1/4 inch)	Greater than 35%

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT B
HYPOTHETICAL ADJUSTMENT
January 1, 2013

Base Price            $ *
Laws Adjustment        $ *
Subtotal            $ *
Government Imposition(5)    $ *
Clean Price            $ *

Index Utilized	Index Weight	Base Amount	Base(1) Index	Revised(2) Index	Adjustment Amount		Adjusted Price

CPI (W) Urban Wage Earners and Clerical Workers-All Items cwur0000sa0	30%	$ *	*	*	*	}
Ind. Com. - less Fuel and Power - wpu03t15m05	32%	$ *	*	*	*
#2 Diesel Fuel - wpu057303	8%	$ *	*	*	*		$ *
Gross Domestic Product - Implicit Price Deflator (GDP - IPD)	15%	$ *	*	*	*
Prime Rate	15%	$ *	*	*	*
Embedded Inflation Deadband(3)		______			*
Subtotal		$ *			$ *(4)		$ *
Laws Adjustment		-			-		-
Government Imposition		$ *			$ *		$ *(6)
Total		$ *			$ *		$ *

z(1)    Base indices as established per Coal Supply Agreement.
z(2)    Index for the date established in Coal Supply Agreement.
z(3)    Per Coal Supply Agreement and Exhibit B-1, Cumulative Embedded Inflation Deadband.
z(4)    The sum of the above adjustments or zero, whichever is greater.

z(5)	The Government Impositions include the taxes, royalties, and fees applicable to the sale of coal from the Mine as of November 1, 2012.

z(6)	The Government Impositions include all current taxes, royalties and fees applicable to the sale of coal from the Mine.
FOR ILLUSTRATION PURPOSES ONLY

*Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.